                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[ ] Preliminary Proxy Statement             [_] Confidential, for Use of the
                                                Commission Only (as Permitted by
                                                Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c)or (S)240.14a-12


                            THORNBURG MORTGAGE, INC.
--------------------------------------------------------------------------------
                 Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the (Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                     [LOGO]
                               Thornburg Mortgage

Larry A. Goldstone                                      Thornburg Mortgage, Inc.
President and                                   150 Washington Avenue, Suite 302
Chief Operating Officer                               Santa Fe, New Mexico 87501
                                                               www.thornburg.com

                                                                  March 27, 2002


To Our Shareholders:

         You are cordially invited to attend the 2002 Annual Meeting of Shareholders (the "Annual Meeting") of Thornburg Mortgage, Inc. to be held at La Posada Hotel, 330 East Palace, Montana Room B, Santa Fe, New Mexico 87501, on Thursday, April 25, 2002, at 9:00 a.m., local time.

         The purpose of the meeting is to elect four nominees to the board of directors and to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of capital stock. Information about the nominees for election as directors and the proposal to increase the number of authorized shares of capital stock is in the enclosed proxy statement.

         Only shareholders of record of our common stock at the close of business on March 15, 2002 will be entitled to notice of and to vote at the Annual Meeting.

         Your vote, regardless of the number of shares you own, is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

         Thank you for your ongoing support of and continued interest in Thornburg Mortgage, Inc.

                                           Sincerely,


                                           Larry A. Goldstone
                                           President and Chief Operating Officer

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                       This Page Intentionally Left Blank

                            THORNBURG MORTGAGE, INC.
                        150 Washington Avenue, Suite 302
                           Santa Fe, New Mexico 87501
                                 (505) 989-1900

                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

         The Annual Meeting of Shareholders of Thornburg Mortgage, Inc. will be held at La Posada Hotel in Montana Room B, 330 East Palace, Santa Fe, New Mexico 87501, on Thursday, April 25, 2002, at 9:00 a.m., local time, to consider and act upon the following matters:

1. The election of four Class II directors to serve for three-year terms and until their successors are duly elected and qualified. The proxy statement accompanying this notice includes the names of the nominees to be presented by the Board of Directors for election;

2. The proposal to amend our Articles of Incorporation to increase the number of authorized shares of capital stock from fifty million (50,000,000) to five hundred million (500,000,000) shares; and

3. Such other business as may properly come before the Annual Meeting of Shareholders, or any and all adjournments thereof.

         Only shareholders of record of our common stock at the close of business on March 15, 2002, the record date, will be entitled to vote at the Annual Meeting.

         Management desires to have maximum representation of shareholders at the Annual Meeting. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. You may revoke your proxy by notice in writing to our Secretary at any time prior to its use, by presentation of a later-dated proxy or by attending the Annual Meeting and voting in person.

                                         By order of the Board of Directors



                                         Michael B. Jeffers
                                         Secretary

Dated:  March 27, 2002






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                       This Page Intentionally Left Blank

                            THORNBURG MORTGAGE, INC.
                        150 Washington Avenue, Suite 302
                           Santa Fe, New Mexico 87501
                                 (505) 989-1900

                           --------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 25, 2002

     We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Thornburg Mortgage, Inc., a Maryland corporation (the "Company"), for use at our annual meeting of shareholders to be held at La Posada Hotel in Montana Room B, 330 East Palace, Santa Fe, New Mexico 87501, on Thursday, April 25, 2002, at 9:00 a.m., local time, and any and all adjournments thereof (collectively, the "Annual Meeting"). We are holding the Annual Meeting for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. We are providing this proxy statement, the accompanying proxy card and the Notice of Annual Meeting of Shareholders to shareholders beginning on or about March 27, 2002.

                               GENERAL INFORMATION

Solicitation of Proxies

     Our Board of Directors is soliciting the enclosed proxy. We will make proxy solicitations by mail, and also by personal interview, telephone, facsimile transmission and telegram, as we deem necessary. We will bear the costs of this solicitation. We will request banks, brokerage houses, nominees and other fiduciaries nominally holding shares of our common stock, $0.01 par value (the "Common Stock"), to forward the proxy soliciting material to the beneficial owners of such Common Stock and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to the beneficial owners. We do not expect to engage an outside firm to solicit votes.

Record Date, Quorum and Voting Requirements

     Holders of shares of the Common Stock at the close of business on March 15, 2002 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting. On that date, approximately 40,100,516 shares of Common Stock were outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter presented at the Annual Meeting. The presence, in person or by proxy, of shareholders of a majority of the issued and outstanding Common Stock held of record on the Record Date constitutes a quorum for the transaction of business at the Annual Meeting. The election of directors requires the affirmative vote of a majority of the shares of Common Stock present at a meeting at which a quorum is present. The amendment to the Articles of Incorporation requires the affirmative vote of two-thirds of all the outstanding shares of Common Stock.

     Shares of Common Stock represented by all properly executed proxies received in time for the Annual Meeting will be voted, unless revoked, in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this proxy statement as directors and FOR the proposal to amend the Articles of Incorporation to increase the number of authorized shares of capital stock. Representatives of our transfer agent will assist us in the tabulation of the votes. Abstentions and broker non-votes are counted as shares represented at the meeting and entitled to vote for purposes of determining a quorum. Abstentions have the same legal effect as a vote "against" election of the directors and amendment of the Articles of Incorporation. Brokers have the discretionary power to vote with respect to the election of directors and the proposal to amend the Articles of Incorporation, absent specific voting directions from the beneficial owners of such shares.

Dissenters' Rights

     Under Maryland law, you are not entitled to any dissenters' rights with respect to the approval of the proposals described in this proxy statement.

Revocability of Proxy

     Giving the enclosed proxy does not preclude your right to vote in person if you so desire. You may revoke your proxy at any time prior to its exercise by notifying our Secretary in writing, by giving us a later-dated proxy, or by attending the Annual Meeting and voting in person.

PROPOSAL NO. 1:   ELECTION OF DIRECTORS

     Our bylaws provide that the Board of Directors may adopt resolutions to determine the total number of directors on the Board as long as that number is between three (3) and twelve (12). Our bylaws also provide for a classified Board of Directors comprised of Classes I, II and III. Our bylaws further provide that, in order for us to qualify as a real estate investment trust, a majority of our directors must be unaffiliated, directly or indirectly, with any person or entity responsible for conducting our day-to-day business affairs (the "Independent Directors"). The Board of Directors has determined that ten (10) directors is an appropriate number, six (6) of whom are currently Independent Directors, with three directors in each of Class I and Class III, and four directors in Class II. The terms are staggered to provide for the election of one class each year. The Class I, Class II and Class III directors are serving for terms expiring in 2004, 2002, and 2003, respectively.

     Four Class II directors will be elected at the Annual Meeting to serve for three-year terms and until their successors are elected and qualified. The Board of Directors has nominated Mr. Owen M. Lopez, Mr. James H. Lorie, Mr. Francis I. Mullin, III, and Mr. Richard P. Story for election to the Board as Class II directors at the Annual Meeting. The nominees are currently members of the Board of Directors, and have agreed to being named in this proxy statement and to continue to serve if elected. In the event that any of the nominees is unable to serve, the proxyholders will vote for any other person that the Board of Directors designates. The election of each nominee as a director requires the affirmative vote of a majority of the Common Stock present in person or proxy at the Annual Meeting as long as a quorum is present. The proxies cannot be voted for a greater number of persons than the number of nominees. You will find each nominee's biographical information below, along with biographical information for each continuing director.

Information Regarding Director Nominees and Continuing Directors

Class II Nominees - Terms Expiring in 2002

     Owen M. Lopez, 61, has been one of our directors since December of 1996. Mr. Lopez has been the Executive Director of the McCune Charitable Foundation in Santa Fe, New Mexico since 1994 and before that he was the Managing Partner of the Hinkle Law Firm, Santa Fe, New Mexico, from 1982 to 1993. Mr. Lopez is actively involved with a number of charitable and community organizations, and was formerly a trustee of the International Folk Art Foundation, a board member of the Santa Fe Chamber Music Festival, a regent of New Mexico Tech, a commissioner of the National Museum of American Art of Smithsonian, a board member of St. John's College in Santa Fe and a trustee of the Rocky Mountain Mineral Law Foundation. Mr. Lopez is a graduate of Stanford University, B.A., and Notre Dame University, J.D.

     James H. Lorie, 80, has been one of our directors since we commenced operations in June of 1993. He currently is Eli B. and Harriet B. Williams Professor Emeritus of Business Administration in the Graduate School of Business at the University of Chicago. Mr. Lorie has been Director of Research, Associate Dean and Acting Dean of the Graduate School of Business, University of Chicago. He has been a consultant to SRI on the future of the securities industry and has been a member of the National Market Advisory Board, the Board of the Chicago Board Options Exchange, the Board of the National Association of Securities Dealers, Inc., and the Board of Directors of



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

Elsinore Corporation, Merrill Lynch & Co., Inc., the Square D Company and the Vulcan Materials Company. Mr. Lorie is a graduate of Cornell University, B.A. and M.A., and the University of Chicago, Ph.D.

     Francis I. Mullin, III, 58, has been one of our directors since January 2001. Mr. Mullin is currently General Partner of Triumfo Property LLC which owns real estate assets in Santa Fe, New Mexico. In 1991, he joined The Seven-Up Company as President and Chief Operating Officer. Mr. Mullin also served as Executive Vice President and Director of Dr. Pepper/Seven-Up Companies, Inc. prior to their acquisition by Cadbury Beverages in 1995. Over an 18-year period prior to that, he held numerous positions, including President of Canada Dry USA, President of Domestic Operations for RJR Nabisco's Del Monte Franchise Beverages, and President and Chief Operating Officer of Tofutti Brands, Inc. Mr. Mullin currently serves on the Board of Directors of the Community Coffee Company, Inc. and Kaleidoscope Designs, a manufacturer of baby apparel. He also serves as an outside director of the Blue Cross Blue Shield Association.

     Richard P. Story, 49, has been our Chief Financial Officer since May 1993, our Treasurer since June 1994, and has been Executive Vice President and one of our directors since October 2001. Mr. Story has also been the Chief Accounting Officer, since May 1993, of Thornburg Mortgage Advisory Corporation (the "Manager"), which is responsible for our day-to-day operations subject to the Board of Directors' supervision, and a Managing Director of the Manager since December 1998. From April 1992 until April 1993, he was the Controller of Sharp HealthCare, a health care company in San Diego, California. As Controller, Mr. Story was responsible for financial statement preparation and reporting, and other corporate accounting responsibilities. From 1976 until April 1992, Mr. Story was employed at Great American Bank, a federal savings bank in San Diego, and from 1988 until 1992 held the position of Controller at that institution. As Controller, he was responsible for financial reporting, budgeting and planning, and other general accounting responsibilities.

Class I and III Directors - Terms Expiring in 2004 and 2003

     David A. Ater, 57, has been one of our directors since March of 1995. He is the President of Ater & Associates, an owner/broker of various commercial and residential real estate development projects, as well as a planning and management consulting firm. Mr. Ater is also a principal in Academy Heights Development Ventures, another real estate development entity. He is an owner and qualifying broker for Grubb & Ellis/Lewinger-Hamilton, Inc., Santa Fe, a nationally based commercial real estate brokerage. He is also a Trustee of Thornburg Investment Trust, an open-end management investment company, which has nine portfolios consisting of six bond funds and three equity funds. Mr. Ater is actively involved with a number of charitable and community organizations, and is currently a member of GBAC, the New Mexico Governor's Business Advisory Council, and the New Mexico Amigos, the state's official goodwill ambassadors. Mr. Ater has been involved in a variety of real estate development projects since 1980, and from 1970 to 1980, was employed by First National Bank of Santa Fe where he was President and Chief Executive Officer from 1978 to 1980. Mr. Ater is a graduate of Stanford University.

     Joseph H. Badal, 57, has been one of our directors since we commenced operations in June of 1993. He is currently Executive Vice President, Single Family Residential Lending, of the Company and Chief Executive Officer of Thornburg Mortgage Home Loans, Inc., the Company's wholly-owned mortgage lending subsidiary. He is also a Managing Director of the Manager. From 1994 through 2001, Mr. Badal was Senior Vice President of Residential Loan Production with Charter Mortgage Company, headquartered in Albuquerque, New Mexico. From 1980 to 1994, Mr. Badal was the President of Merit Southwest Development Company, Inc., a consulting and commercial and industrial real estate development firm headquartered in Albuquerque, New Mexico. Mr. Badal is a former member of the New Mexico House of Representatives and former Chairman of the New Mexico Mortgage Finance Authority. Mr. Badal is a graduate of Temple University, B.S., and the University of New Mexico, MBA.

     Larry A. Goldstone, 47, has been our President, Chief Operating Officer and one of our directors since we commenced operations in June of 1993. Mr. Goldstone is also a Managing Director of the Manager. From November 1991 until August 1992, Mr. Goldstone was employed at Downey Savings and Loan Association, where he was a Senior Vice President and Treasurer primarily responsible for cash and liquidity management, mortgage portfolio management, wholesale funding and interest rate risk management. Prior to his employment at Downey

Savings, Mr. Goldstone was employed by Great American Bank, a federal savings bank, for a period of eight years where he held a variety of increasingly responsible positions, including Senior Vice President, and manager in the Treasury Department and in the Mortgage Portfolio Management Department. Mr. Goldstone was responsible for the management and trading of a $3 billion mortgage-backed securities portfolio and was instrumental in structuring over $1 billion of privately and publicly issued adjustable and variable-rate mortgage-backed securities. Mr. Goldstone has extensive experience in all facets of mortgage finance, interest rate risk management and hedging.

     Ike Kalangis, 64, has been one of our directors since January 2001. Mr. Kalangis has more than 30 years of experience in the banking industry. He was Chairman, President and Chief Executive Officer of Boatmen's Sunwest, Inc., a $4 billion multi-bank holding company with 13 community banks in New Mexico and El Paso, Texas, now Bank of America, N.A. (New Mexico), from 1993 to 1997. Prior to that time, Mr. Kalangis was Chief Executive Officer of the Sunwest holding company and President of Sunwest's lead bank, which then merged into Boatmen's Sunwest. Mr. Kalangis presently serves on the Board of Directors for Citadel Communications, Inc., which owns and operates over 200 radio stations throughout the U.S., American Home Furnishings, Inc., the largest retail furniture operation in New Mexico, and Greer Enterprises, Inc. which owns and operates real estate assets in New Mexico. He also consults with Kabana, Inc. (Mati), the largest jewelry manufacturing company in New Mexico, and in connection with business, organizational and financial planning and management succession. Mr. Kalangis is a graduate of Hardin Simmons University and received his Master's degree from the Southern Methodist University Graduate School of Banking.

     Stuart C. Sherman, 63, has been one of our directors since we commenced operations in June of 1993. He has been the President of S. C. Sherman & Company, Inc. and American Southwest Development Company, Inc., both commercial real estate development firms, since 1978. S. C. Sherman & Company, Inc. is also a real estate brokerage company. From April 1991 until September 1994, Mr. Sherman was also Executive Vice President of The Royce Company, a commercial real estate brokerage firm, and an affiliate of Great Western Financial Corporation.

     Garrett Thornburg, 56, has been our Chairman of the Board, Chief Executive Officer and one of our directors since we commenced operations in June of 1993. He is also Chairman, Chief Executive Officer and a director of the Manager. Mr. Thornburg is also sole Director and Treasurer of Thornburg Investment Management, Inc. ("TIM"), an investment advisory firm organized in 1982, and of Thornburg Securities Corporation ("TSC"), a registered broker-dealer that acts as a distributor of mutual funds managed by TIM and that has also participated as an underwriter in previous public offerings of the Company's Common Stock. Mr. Thornburg owns a majority of the voting shares of TIM, TSC, and the Manager. TIM is advisor to the eleven Thornburg Mutual Funds, which currently have assets of $5.0 billion, advisor to $860 million of separate investment accounts and subadvisor to the New England Investment Company's Daily Tax Free Income Fund with assets of $473 million. Mr. Thornburg is also Trustee and Chairman of Trustees of Thornburg Investment Trust, a regulated investment company that is the issuer of nine of the Thornburg Mutual Funds. Mr. Thornburg is also Chairman of the Board, Treasurer and a director of Thornburg Limited Term Municipal Fund, Inc., a regulated investment company. Mr. Thornburg currently serves on the Board of Directors of the College of Santa Fe and the National Dance Institute of New Mexico. He is a graduate of Williams College, B.A., and Harvard University, M.B.A.

Information Regarding the Board of Directors and Committees of the Board

     The Board of Directors held five (5) meetings and acted by unanimous written consent two (2) times during 2001. Each of the directors attended at least 75% of the meetings of the Board of Directors and of the committees on which each served during 2001.

     Audit Committee
     ---------------

     The audit committee consists of Mr. Mullin (Chairman), Mr. Ater and Mr. Sherman. The audit committee met with our independent certified public accountants two (2) times in 2001, once before and once after the annual audit, to review the scope of and to discuss the results of the annual audit. In January 2002, the audit committee decided to also meet prior to each quarterly regular meeting of the Board of Directors to discuss our financial statements and such other matters as appropriate. The audit committee may also meet at such other times as it deems appropriate and our independent certified public accountants have been instructed to inform the audit committee at any time of any information concerning the Company that they consider appropriate.

     On March 18, 2002, the audit committee issued the following report.

                            THORNBURG MORTGAGE, INC.
                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors reviews the Company's financial reporting process, its system of internal controls, its audit process and its process for monitoring compliance with laws and regulations. Each of the three Audit Committee members satisfies the definition of independent director as established in the New York Stock Exchange Listing Standards. All members are financially literate and at least one member of the Audit Committee has accounting or related financial management expertise. On January 25, 2001, the Board of Directors adopted a revised written charter for the Audit Committee, a copy of which has been previously filed with the Securities and Exchange Commission ("SEC").

     The Audit Committee has reviewed the audited consolidated financial statements of the Company and discussed such statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants during the year 2001 ("PwC"), the matters required to be discussed by Statement of Auditing Standards No. 61.

     The Audit Committee received from PwC the written disclosures required by Independence Standards Board Standard No. 1 and discussed with PwC its independence. Based on its review of the written disclosures regarding PwC's independence and its discussions with PwC, the Audit Committee has determined that PwC's provision to the Company of various non-audit services for the year 2001 is compatible with maintaining its independence.

     Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and be filed with the SEC. The Audit Committee also recommended to the Board of Directors the selection of PwC to serve as the Company's outside auditors for the year 2002.

     This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE:         Francis I. Mullin III, Chairman
                         David A. Ater
                         Stuart C. Sherman
                                                                March 18, 2002

     Nominating Committee
     --------------------

     The nominating committee consists of three (3) Independent Directors: Mr. Lopez (Chairman), Mr. Kalangis and Mr. Lorie. The nominating committee was established for the sole purpose of having the Independent Directors recommend to the entire Board of Directors future nominees for election as Independent Directors. The nominating committee will consider nominees recommended by security holders. The nominating committee met twice during 2001.

     Stock Option Committee
     ----------------------

     The stock option committee consists of Mr. Kalangis (Chairman), Mr. Lopez, Mr. Lorie and Mr. Mullin. The stock option committee administers our Amended and Restated 1992 Stock Option and Incentive Plan (the "Plan") and has discretion to make stock option grants and other awards under the Plan. Under the Plan, our officers, directors and employees, and other persons expected to provide significant services to us, are eligible to receive awards of stock options, Dividend Equivalent Rights ("DERs"), Phantom Stock Rights ("PSRs"), stock appreciation rights ("SARs") and restricted Common Stock. The stock option committee met two (2) times during 2001.

     Executive Committee
     -------------------

     The executive committee is comprised of Mr. Thornburg, Mr. Ater and Mr. Sherman. The executive committee meets to consider various matters delegated by the Board of Directors and to make recommendations to the Board of Directors regarding such matters. The executive committee did not meet during 2001.

     Compensation Committee
     ----------------------

     The Board of Directors does not have a compensation committee since we have no paid officers or employees.

     Directors' Compensation
     -----------------------

     The Independent Directors each receive an annual fee of $15,000 plus $1,000 for each meeting of the Board of Directors that they attend. The members of the audit committee each receive $1,000 for each meeting that they attend. The independent members of the executive committee each receive $1,000 for each meeting that they attend. The members of the nominating committee and the stock option committee do not receive compensation for service on those respective committees. Independent Directors are reimbursed for expenses related to their attendance at Board of Directors and committee meetings.

     Under the Plan, each Independent Director receives Non-Statutory Stock Options ("NSOs") to purchase 13,333 shares of Common Stock as of the date of such director's appointment to the Board of Directors, and thereafter, each such director receives NSOs to purchase Common Stock for that number of shares equal to 0.2% of equity sales of our Common Stock, including shares of Common Stock that we sell under the optional cash purchase feature of our Dividend Reinvestment and Stock Purchase Plan (the "DRP"), but excluding shares issued under the reinvestment option of the DRP and shares issued pursuant to the exercise of options under the Plan. During 2001, Independent Directors received restricted Common Stock in lieu of the NSOs that would have been awarded pursuant to the formula described above, based on equivalent values as calculated by the Black Sholes valuation method. In 2001, under the Plan, each Independent Director also received DERs equal to 65% of the NSOs or restricted Common Stock awarded to such director in that year. In each subsequent year, each Independent Director will receive DERs equal to 75% of the NSOs or restricted Common Stock awarded to such director in that year. The stock option committee may make additional grants of stock options and other awards to directors, provided that any director who is a member of the stock option committee does not participate in the determination of, or vote on, the award.

     During 2001, the two new Independent Directors who were elected to the Board of Directors each received NSOs to purchase 13,333 shares of Common Stock at an exercise price of $10.56. During 2001, all of the Independent Directors received 104,188 DERs and 14,514 shares of restricted Common Stock, as a group.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RE-ELECT THE CLASS II DIRECTORS TO THE BOARD OF DIRECTORS. PROXIES WILL

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

BE VOTED FOR SUCH APPROVAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE PROXY.

PROPOSAL NO. 2: AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

     On January 22, 2002, the Board of Directors adopted, subject to shareholder approval, an amendment to the Articles of Incorporation (the "Amendment") to increase the number of authorized shares of our capital stock from fifty million (50,000,000) to five hundred million (500,000,000) shares. Under Maryland law, the Amendment requires the affirmative vote of two-thirds of all the outstanding shares of Common Stock.

     As of March 8, 2002, approximately 42,860,516 shares of capital stock were issued and outstanding and approximately 3,813,949 shares were reserved for issuance upon the conversion of outstanding shares of Series A 9.68% Cumulative Convertible Preferred Stock and the activation of the Series B Cumulative Preferred Stock, as well as for future issuance under the Plan and the DRP. Therefore, of the 50,000,000 shares of capital stock currently authorized by the Articles of Incorporation, approximately 3,325,535 shares are presently available for general corporate purposes.

     The additional capital stock to be authorized by adoption of the Amendment would initially be designated as Common Stock and would have rights identical to the currently outstanding Common Stock. Approval of the Amendment and issuance of the additional authorized Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of the Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock.

     The Board of Directors desires to have additional authorized shares of capital stock for future business and financial purposes. The Board of Directors recommends the increase in authorized shares of capital stock in order to provide a sufficient reserve of shares for our present and future needs and growth. The additional shares may be issued at the discretion of the Board of Directors, without further shareholder approval (subject to certain provisions of Maryland law and the rules of the New York Stock Exchange), for various purposes, including (without limitation) raising capital and providing incentives to employees, officers, directors and other persons expected to provide significant services to us.

     The increase in the number of authorized shares of capital stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in our control without further action by the shareholders. Shares of authorized and unissued capital stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in our control more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of capital stock or the stock ownership and voting rights of a person seeking to obtain control of the Company.

     We are not presently aware of any pending or proposed transaction involving a change in our control. While it may be deemed to have potential anti-takeover effects, the proposed Amendment to increase the number of shares of authorized capital stock is not prompted by any specific effort or takeover threat currently perceived by management.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK TO FIVE HUNDRED MILLION SHARES. PROXIES WILL BE VOTED FOR SUCH APPROVAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE PROXY.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 8, 2002, relating to the beneficial ownership of our Common Stock and Series A 9.68% Cumulative Convertible Preferred Stock (the "Preferred Stock") by each of our directors and executive officers, and all of our executive officers and directors as a group. To our knowledge, there are no beneficial owners who hold more than 5% of the outstanding shares of either the Common Stock or Preferred Stock. Unless otherwise indicated, each person listed has sole voting and investment power over the shares that he beneficially owns.

                                                                                       Percent of
                                                                          Number      Voting Shares
         Name of Security Holder                                         of Shares   Outstanding (1)
   --------------------------------------------------------------------  ---------   ---------------
   Garrett Thornburg (2) ..............................................    704,803        1.64%
   David A. Ater (3) ..................................................     54,627          *
   Joseph H. Badal (4) ................................................     27,709          *
   Larry A. Goldstone (5) .............................................    223,146          *
   Ike Kalangis (3) ...................................................     16,954          *
   Owen M. Lopez (3) ..................................................     13,867          *
   James H. Lorie (3) .................................................     49,697          *
   Francis I. Mullin, III (3) .........................................     16,022          *
   Stuart C. Sherman (3) ..............................................     18,618          *
   Richard P. Story (6) ...............................................    149,072          *

   All Executive Officers and Directors as a Group (10 persons) (7) ...  1,274,515        2.98%

___________
      * less than 1% of the outstanding shares.

(1) Based on 42,860,516 shares of Common Stock (including 2,760,000 shares of Preferred Stock that are convertible into shares of Common Stock on a one-to-one basis) issued and outstanding, as of March 8, 2002.
(2)   Mr. Thornburg is Chairman of the Board and the Chief Executive Officer.
(3) Mr. Ater, Mr. Kalangis, Mr. Lopez, Mr. Lorie, Mr. Mullin and Mr. Sherman are directors.
(4) Mr. Badal is Executive Vice President, Single Family Residential Lending, and a director. Includes 500 shares of Preferred Stock that are convertible into shares of Common Stock on a one-to-one basis. The holdings of Common Stock reported for Mr. Badal exclude 790 shares of Common Stock held by Mr. Badal's wife.
(5)   Mr. Goldstone is the President and Chief Operating Officer and a director.
(6) Mr. Story is Executive Vice President, Chief Financial Officer, Treasurer and a director.
(7) Includes 500 shares of Preferred Stock that are convertible into shares of Common Stock on a one-to-one basis.

                                   MANAGEMENT

          Our executive officers and their positions are as follows:

                     Name                      Age                          Positions Held
          ---------------------------       --------       -------------------------------------------------
          Garrett Thornburg                    56          Chairman of the Board, Director and Chief
                                                           Executive Officer
          Larry A. Goldstone                   47          Director, President and Chief Operating Officer
          Richard P. Story                     49          Director, Executive Vice President, Chief
                                                           Financial Officer and Treasurer
          Joseph H. Badal                      57          Executive Vice President, Single Family
                                                           Residential Lending, and Director

          The executive officers serve at the discretion of the Board of Directors. You will find biographical information regarding Mr. Thornburg, Mr. Goldstone, Mr. Story and Mr. Badal under Proposal No. 1 above.

                             EXECUTIVE COMPENSATION

     We have not paid, and do not intend to pay, any annual cash compensation to our executive officers for their services as executive officers. However, we may from time to time, at the discretion of the stock option committee, grant options to purchase shares of the Common Stock, DERs, PSRs, SARs and shares of restricted Common Stock to our executive officers pursuant to the Plan.

     No options were granted to our executive officers during the year ended December 31, 2001. The following table presents the total number of stock options exercised during 2001 and held as of December 31, 2001 by our executive officers and the year-end value of these options.

 Aggregated Option Exercises in Year Ended December 31, 2001 and Year-End Option
                                     Values

                        Number of                     Number of Securities               Value of
                         Shares                      Underlying Unexercised       Unexercised In-the-Money
                        Acquired       Value        Stock Options at 12/31/01    Stock Options at 12/31/01
                                                   ---------------------------   --------------------------
                       on Exercise  Realized (1)   Exercisable   Unexercisable Exercisable    Unexercisable
                       -----------  ------------   -----------   ------------- -----------    -------------
Garrett Thornburg        91,330     $   522,446              0               0 $         0    $           0
Larry A. Goldstone       63,605         159,579              0               0           0                0
Richard P. Story         38,081         112,262              0               0           0                0
Joseph H. Badal          16,264         107,477              0               0           0                0

___________
(1) The value realized is based on the market value of the underlying securities on the exercise date, less the exercise price.

     The following table presents the total number of DERs and shares of restricted Common Stock granted to our executive officers and outstanding during the year ended December 31, 2001.

            DERs and Restricted Common Stock Granted and Outstanding
                       During Year Ended December 31, 2001

                                                            Number of
                                                            Shares of
                                                            Restricted
                        Number of                          Common Stock         Value          Value of
                          DERs          Number of         Granted During    of Restricted     Restricted
                         Granted       Vested DERs           2001 and        Common Stock       Common
                         During        Outstanding        Outstanding at       on Date         Stock at
                          2001       at 12/31/01 (1)       12/31/01(2)         of Grant      12/31/01 (3)
                       ----------    ---------------    -----------------    ------------   -------------
Garrett Thornburg        30,840          113,524              5,157           $  82,960       $  101,593
Larry A. Goldstone       30,840          113,524              5,157              82,960          101,593
Richard P. Story         22,675           68,521              3,782              60,851           74,506
Joseph H. Badal          24,498           38,737              4,506              75,578           88,768

__________
(1) DERs granted in connection with Preferred Stock are not vested until and unless shares of the Preferred Stock are converted to shares of Common Stock.
(2) The shares of restricted Common Stock vest over a three-year period, at a rate of one-third at the end of each year. Dividends will be paid on the shares. Prior to these awards in 2001, no executive officer owned any restricted Common Stock.
(3) The value of each share of restricted Common Stock is based on the closing price of $19.70 of the Common Stock on the New York Stock Exchange on December 31, 2001.

Total Return Comparison

     The following graph presents a total return comparison of the Common Stock for the five year period from December 31, 1996 through December 31, 2001, to the Bloomberg Mortgage REIT Index, the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") All REIT Index and the Lehman Long-Term Bond Index. The total return reflects stock price appreciation and the value of dividends for the Common Stock and for each of the comparative indices. We obtained this information from sources that we believe to be reliable, but we do not guarantee its accuracy or completeness. The graph assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1996, and that all dividends were reinvested. The total return performance shown on the graph is not necessarily indicative of future total return performance.

                 Total Return Comparison From December 31, 1996
                            Through December 31, 2001

                                    [GRAPHIC]

                                     12/31/96      12/31/97     12/31/98    12/31/99    12/31/00     12/31/01
          --------------------------------------  ----------   ----------  ----------  ----------   ----------
Thornburg Mortgage, Inc ............ $  100.00    $   86.41    $   49.15   $   56.37   $   64.58    $  121.12
Bloomberg Mortgage REIT Index ......    100.00        81.89        61.82       49.12       49.54        72.36
NAREIT All REIT Index ..............    100.00       118.86        96.49       90.24      113.60       131.21
Lehman Long-term Bond Index.........    100.00       114.89       130.39      119.04      142.99       149.51

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In addition to being our Chairman of the Board and Chief Executive Officer and one of our directors, Mr. Thornburg is Chairman of the Board, Chief Executive Officer and a director of the Manager and owns a controlling interest in the Manager. Mr. Goldstone, in addition to being our President and Chief Operating Officer and one of our directors, is a Managing Director of the Manager. Mr. Story, one of our Executive Vice Presidents, our Chief Financial Officer and Treasurer and one of our directors, is also a Managing Director and the Chief Accounting Officer of the Manager. Mr. Badal, one of our Executive Vice Presidents and one of our directors, is also a Managing Director of the Manager. As such, Mr. Thornburg, Mr. Goldstone, Mr. Story and Mr. Badal are paid employees of the Manager. Mr. Goldstone, Mr. Story and Mr. Badal own minority interests in the Manager.

     We pay the Manager an annual base management fee based on average shareholders' equity, adjusted for liabilities that are not incurred to finance assets ("Average Net Invested Assets" as defined in the Management Agreement between the Company and the Manager dated July 15, 1999 and as amended on October 17, 2000 (the "Management Agreement")) payable monthly in arrears as follows: 1.18% of the first $300 million of Average Net

Invested Assets, plus 0.87% of that portion above $300 million. For the year ended December 31, 2001, we paid the Manager $4,897,000 in base management fees in accordance with the terms of the Management Agreement. In addition, our wholly-owned mortgage banking subsidiary, Thornburg Mortgage Home Loans, Inc. ("TMHL"), and its wholly-owned subsidiaries have entered into separate management agreements with the Manager for additional management services for a combined amount of $1,200 per month, paid in arrears.

     The Manager is also entitled to earn performance-based compensation in an amount equal to 20% of our annualized net income before performance-based compensation, above an annualized return on equity equal to the ten year U.S. Treasury Rate plus 1%. For purposes of the performance fee calculation, equity is generally defined as proceeds from issuance of common stock, before underwriter's discount and other costs of issuance, plus retained earnings. For the year 2001, the Manager earned performance-based compensation in the amount of $6,716,000.

     During 2001, TMHL reimbursed the Manager $1,599,000 for expenses, primarily related to the acquisition of loans, in accordance with the terms of its agreement with the Manager. Additionally, we reimbursed the Manager and other affiliated companies $112,000 for certain other of our direct expenses, primarily related to shareholder relations, public relations and marketing consulting services.

     Beginning in 1999, two of our subsidiaries entered into separate lease agreements with the Manager for office space in Santa Fe. During 2001, the combined amount of rent paid to the Manager was $14,000.

     Pursuant to the terms of the Management Agreement, in the event that a person or entity obtains 20% or more of our Common Stock, if we are combined with another entity, or if we terminate the Management Agreement other than for cause, we are obligated to acquire substantially all of the assets of the Manager through an exchange of shares of Common Stock with a value based on a formula tied to the Manager's net profits.

     Our bylaws provide that the Board of Directors shall evaluate the performance of the Manager before entering into or renewing any management arrangement and that the Independent Directors shall determine at least annually that the Manager's compensation is reasonable in relation to the nature and quality of services performed.

     Pursuant to a program approved by the Board of Directors in December 1997, certain of our directors and officers have entered into full-recourse, interest-bearing notes receivable which were used to purchase our Common Stock pursuant to the exercise of stock options under the Plan. Each note currently has an interest rate of 3.91% and matures in November 2010. In addition, the notes are secured by a pledge of the shares of the Common Stock acquired. Interest is payable quarterly, with the balance due at the maturity of the notes. The payment of the notes will be accelerated only upon the sale of the shares of Common Stock pledged for the notes. The notes may be prepaid at any time at the option of each borrower. The following table presents the balance of the notes receivable as of December 31, 2001 and the largest aggregate balance outstanding during 2001.

                                    Note          Largest
                                 Receivable      Aggregate
                                 Balance at       Balance
                                 12/31/2001     During 2001
                                -----------    ------------
     Larry A. Goldstone         $ 2,313,687    $  2,339,747
     Richard P. Story             1,759,483       1,769,483
     Joseph H. Badal                220,296         220,296
     David A. Ater                  736,105         736,105
     Ike Kalangis                   192,955         192,955
     Owen W. Lopez                  116,788         116,788
     James H. Lorie                 657,574         657,574
     Francis I. Mullin III          140,836         140,836
     Stuart C. Sherman              174,728         174,728
                                -----------    ------------
                                $ 6,312,452    $  6,348,512
                                ===========    ============

     Pursuant to an employee residential mortgage loan program approved by the Board of Directors, certain of our directors and officers have obtained residential first lien mortgage loans from us. In general, the terms of the loans and the underwriting requirements are identical to the loan programs that we offer to unaffiliated third parties. At the time each individual enters into a loan agreement, such individual executes an addendum providing a discount on the interest rate which is subject to cancellation at the time such individual's employment with us is terminated for any reason. The following table presents the balance of the mortgage loans as of December 31, 2001, the largest aggregate balance outstanding during 2001, the interest rate and the maturity date of the mortgage loans.

                                First          Largest       Weighted
                               Mortgage       Aggregate      Average
                             Balance at        Balance       Interest        Maturity
                             12/31/2001      During 2001       Rate            Date
                            ------------    -------------   ----------      -----------
     Larry A. Goldstone     $    962,445    $     963,500         5.50%   November 2031
     Joseph H. Badal             101,863          127,600         6.50%     August 2031
     Stuart C. Sherman           267,834          270,000         5.63%       June 2031
                            ------------    -------------   ----------
                            $  1,332,142    $   1,361,100         5.60%
                            ============    =============   ==========

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain of our officers, and persons who beneficially own more than 10% of our Common Stock or Preferred Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     There are no beneficial owners of 10% or more of our equity securities. Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no Form 5s were required for those persons, we believe that during the year ended December 31, 2001, our executive officers and directors complied with all filing requirements in a timely fashion.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC"), independent certified public accountants, to examine our financial statements for the year ended December 31, 2002.

     A representative of PwC is expected to be available by teleconference at the Annual Meeting and will be provided with an opportunity to make a statement and to respond to appropriate questions from shareholders.

Fees Paid to Independent Auditors

     Audit Fees
     ----------

     We paid aggregate fees of approximately $86,500 to PwC for professional services rendered to us and our subsidiaries with respect to the audit of our annual financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in our Form 10-Qs for the same year.

     Financial Information Systems Design and Implementation Fees
     ------------------------------------------------------------

     PwC did not bill us for any professional services for financial information systems design or implementation services for the year ended December 31, 2001.

     All Other Fees
     --------------

     We paid aggregate fees to PwC of approximately $312,665 for services, other than the services referred to above, rendered to us and our subsidiaries for the year ended December 31, 2001.

     The Audit Committee has determined that PwC's provision of non-audit services to us and our subsidiaries is compatible with the maintenance of PwC's independence.

                                  OTHER MATTERS

     We know of no other matters to come before the Annual Meeting other than those stated in the Notice of the Annual Meeting. To date, we have not received any shareholder proposals. However, if any other matters are properly presented to the shareholders for action, it is the intention of the proxyholders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

                              SHAREHOLDER PROPOSALS

     Our Secretary must receive written notification of any proposal that a shareholder submits for inclusion in our proxy statement and proxy for the 2003 annual meeting of shareholders by November 26, 2002, in accordance with the provisions of Rule 14a-8 under the Securities Exchange Act of 1934. Such written notice must set forth (i) a brief description of the matter desired to be brought before the meeting; (ii) the shareholder's name and address as they appear on our books; (iii) the number of shares of Common Stock that the shareholder beneficially owns; and (iv) any material interest of the shareholder in such matter.

     If a shareholder submits a proposal for the 2003 annual meeting of shareholders other than in accordance with Rule 14a-8 and that shareholder does not provide notice of such proposal to us by February 9, 2003, the holders of any proxy solicited by the Board of Directors for use at that meeting will have discretionary authority to vote on that proposal without a description of that proposal in our proxy statement for that meeting.

                                  ANNUAL REPORT

     Together with this proxy statement, we are mailing the 2001 Annual Report to shareholders which includes financial statements for the year ended December 31, 2001, as well as other information about our activities. The 2001 Annual Report is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials.

     A COPY OF THE FORM 10-K ANNUAL REPORT (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST, WITHOUT CHARGE. THE REQUEST SHOULD BE DIRECTED TO RICHARD P. STORY, CHIEF FINANCIAL OFFICER, AT 150 WASHINGTON AVENUE, SUITE 302, SANTA FE, NEW MEXICO, 87501.

                                 By the order of the Board of Directors



                                 Larry A. Goldstone
                                 President and Chief Operating Officer


March 27, 2002
Santa Fe, New Mexico

                                  FORM OF PROXY

                            Thornburg Mortgage, Inc.

                        150 Washington Avenue, Suite 302
                               Santa Fe, NM 87501
                                  505-989-1900

        PROXY - Annual Meeting of Shareholders - Thursday, April 25, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Garrett Thornburg and Larry A. Goldstone as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Thornburg Mortgage, Inc. (the "Company") held of record by the undersigned on March 15, 2002 at the Annual Meeting of Shareholders to be held on Thursday, April 25, 2002 or at any adjournment thereof.

1. ELECTION OF DIRECTORS. The election of four Class II Directors to serve for three years, each until his successor is duly elected and qualified.

             FOR all nominees listed        WITHHOLD AUTHORITY
             (except as marked to the       to vote for all nominees listed
              contrary below) [_]           below [_]


INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

     Owen M. Lopez, James H. Lorie, Francis I. Mullin, III, Richard P. Story

2. AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S AUTHORIZED CAPITAL STOCK TO FIVE HUNDRED MILLION (500,000,000) SHARES.

                       FOR [_]   AGAINST [_]   ABSTAIN [_]

3. Such other business as may properly come before the Annual Meeting of Shareholders, or at any and all adjournments hereof.

                 (Continued, and to be signed, on Reverse Side)

                            Thornburg Mortgage, Inc.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO VOTE IS INDICATED HEREIN, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS, IN FAVOR OF AMENDING THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED CAPITAL STOCK, AND IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

          Please sign, exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                Date_______________________________________________

                ___________________________________________________
                                     Signature

                ___________________________________________________
                             Signature, if held jointly.


       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE
                               ENCLOSED ENVELOPE.